UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2013

CANCER GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35817	04-3462475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North

2nd Floor

Rutherford, NJ 07070

(Address of principal executive offices) (Zip Code)

(201) 528-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 22, 2013, Cancer Genetics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp., as representative of the underwriters named on Schedule 1 thereto (the “Underwriters”). Pursuant to the terms and conditions of the Underwriting Agreement, the Company agreed to sell 2,858,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), to the Underwriters at a price of $14.00 per share, less underwriting discounts and commissions. Also pursuant to the Underwriting Agreement, the Underwriters have been granted a 45-day option to purchase up to 428,700 additional shares of Common Stock to cover over-allotments, if any. The sale to the Underwriters is expected to close on October 28, 2013, subject to customary closing conditions.

The shares of Common Stock will be issued pursuant to a registration statement on Form S-1 (Registration No. 333-191633) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 22, 2013.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. In addition, each director and executive officer of the Company has entered into an agreement with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company during the 90-day period following the offering, subject to extension in certain circumstances. The Company is also restricted in its ability to sell securities during such 90-day period.

The net proceeds to the Company from the offering are expected to be approximately $36.6 million, after deducting the estimated underwriting discounts and commissions, and estimated offering expenses payable by the Company and assuming no exercise by the Underwriters of their over-allotment option to purchase additional shares of common stock. The Company intends to use the net proceeds from the offering for the following: to fund its joint venture with Mayo Foundation for Medical Education and Research; to hire additional sales and marketing personnel and increase sales and marketing activities; to fund further research and development, potential regulatory submissions, and the potential commercial launch of proprietary tests and potential collaborations; and for general corporate purposes and to fund ongoing operations and expansion of the business. The Company may also use a portion of the net proceeds from the offering to repay certain outstanding indebtedness.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and incorporated by reference herein. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

On October 22, 2013, the Company issued a press release announcing the offering described above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	1.1	Form of Underwriting Agreement between Cancer Genetics, Inc. and Aegis Capital Corp., as representative of the several underwriters, filed as Exhibit 1.1 to Form S-1/A filed on October 21, 2013 (File No. 333-191633) and incorporated herein by reference

	99.1	Press Release dated October 22, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

Date: October 22, 2013	By:	/s/ Panna L. Sharma
		Name:	Panna L. Sharma
		Title:	Chief Executive Officer